Exhibit 99.1

Contact: Maria Brous

(863) 680-5339

Publix Announces 4th Quarter and Annual Results for 2009

LAKELAND, Fla., March 1, 2010 — Publix’s sales for the fourth quarter of 2009 were $6.1 billion, a 1 percent increase from last year’s $6 billion. Comparable-store sales for the fourth quarter of 2009 decreased 2.5 percent.

Net earnings for the fourth quarter of 2009 were $284.2 million, compared to $249 million in 2008, an increase of 14.1 percent. Earnings per share for the fourth quarter increased to $0.36 for 2009, up from $0.31 per share in 2008.

Publix’s sales for the fiscal year ended Dec. 26, 2009, were $24.3 billion, a 1.6 percent increase from last year’s $23.9 billion. Comparable-store sales for 2009 decreased 3.2 percent.

Net earnings for 2009 were $1.2 billion, compared to $1.1 billion for 2008, an increase of 6.6 percent. Earnings per share increased to $1.47 for 2009, up from $1.33 per share in 2008.

These amounts are based on audited reports that were filed Feb. 26, 2010, with the U.S. Securities and Exchange Commission (SEC). The company’s annual report to the SEC, Form 10-K, is available on its Web site at www.publix.com/stock.

Effective March 1, 2010, Publix’s stock price increased from $16.30 per share to $17.35 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“I’m pleased our operating performance and stock price improved in this difficult economic environment,” said Publix CEO Ed Crenshaw. “Our associates, the owners of Publix, deserve the credit for these results as they continue to make us a leader in customer service.”

Publix is privately owned and operated by its 141,000 employees. Currently Publix has 1,011 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of FORTUNE’s “100 Best Companies to Work For in America” for 13 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company’s Web site, www.publix.com. ###